EXHIBIT 10.2A

                            OSTEX INTERNATIONAL, INC.

             AMENDMENT TO DIRECTORS' NONQUALIFIED STOCK OPTION PLAN


         An amendment to the Amended and Restated Directors' Nonqualified Stock Option Plan was made by inserting the following sentence after the third sentence of Section 3:

         "In addition, each Director who was in office immediately following the annual meeting of the Company's shareholders on June 2, 1997 and whose initial grant was for less than a total of 25,000 shares shall be granted, as of March 4, 1998 (the date of amendment), an amount of shares, which when added to such initial grant equals 25,000 shares, such grant to vest from the date of the initial grant over the following three years as provided in Section 4.4."